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                                                                     EXHIBIT 6.8

   6.8 NON-STATUTORY INCENTIVE STOCK OPTION PLAN

                                  NON-STATUTORY
                           INCENTIVE STOCK OPTION PLAN
                                       OF
                               HYPERBARIC SYSTEMS
                            A California Corporation



                                 PURPOSE OF PLAN

        1. The purpose of this Plan is to promote the interests of HYPERBARIC SYSTEMS, (hereinafter "Corporation") by providing a method whereby non-employee, advisory board members, members of the Board of Directors, consultants and independent contractors who provide valuable services to the Corporation (or its parent or subsidiary corporations) may be offered incentives and rewards which will encourage them to acquire a proprietary interest, or otherwise increase their propriety interest in the Corporation and continue to render services to the Corporation.

                           ADMINISTRATION OF THE PLAN

        2.(a) This plan shall be administered by a committee composed of two (2) or more members selected by, and serving at the pleasure of, the Board of Directors. Members of the Committee shall serve for such period of time as the Board may determine and shall be subject to removal by the Board at any time.

        (b) The Committee, as Plan Administrator, shall have the power to make all determinations necessary for the administration of the Plan, subject to the restrictions on committee powers as set forth in Corporations Code Section 311. Decisions of the Plan Administrator shall be final and binding on all parties with an interest in the Plan or any outstanding option thereunder.

                    ELIGIBILITY AND EXERCISE OF OPTION GRANTS

        3(a) The persons eligible to participate in this non-statutory plan shall be employees, non-employee advisory board members, members of the Board of Directors and those consultants and/or independent contractors who provide valuable services to the Corporation.

        (b) The Plan Administrator shall have full authority to determine which eligible individuals are to receive option grants under the Plan, the number of shares to be covered by each grant, the time or times at which such option is to become exercisable, and the maximum term for which the option is to be outstanding.

        (c) Each option granted under this Plan shall be exercisable at such time or times, during such period, and for such number of shares as shall be determined by the Plan Administrator and set forth in the instrument evidencing such option. No such option, however, shall have a maximum term in excess of ten
(10) years from the grant date.

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                              STOCK SUBJECT TO PLAN

        4.(a) The aggregate number of shares that may be issued pursuant to options granted under this Plan shall be 500,000 shares of the Corporations' voting common stock which has been authorized but is unissued, or reacquired common stock. The number of shares issuable under the Plan shall be subject to adjustment from time to time in accordance with the provisions of this Paragraph 4 and the provisions of Paragraph 11 of this Plan.

        (b) In the case the expiration or termination of an option for any reason prior to exercise in full, the shares subject to the portion of the option not so exercised shall be available for subsequent option grants under this Plan.

                                  OPTION PRICE

        5. The price for a share of stock subject to an option granted pursuant to this Plan shall be determined by the Plan Administrator in its sole discretion and may be less than, equal to, or greater than the fair market value of such Common Stock on the grant date.

                             ALLOWABLE CONSIDERATION

        6.(a) Upon the exercise of the option by the Optionee in accordance with this Plan, the Optionee shall provide payment in full to the Plan Administrator for such shares and for such price as determined by the Plan Administrator at the time of the granting of such option. Payment may be made by cash, check or other payment in full in any other form which the Compensation Committee who administers the Plan, may, in its discretion, approve at the time of the exercise.

        (b) The Plan Administrator may assist any optionee in the exercise of one or more outstanding options under this Plan by (i) authorizing the extension of a loan to such optionee from the Corporation or (ii) permitting the optionee to pay the option price for the purchased Common Stock in installments over a period of years. The terms of any loan or installment method of payment (including the interest rate and terms of repayment) will be established by the Committee as the Plan Administrator in its sole discretion. Loans and installment payments may be granted without security or collateral.

                             OPTIONS NONTRANSFERABLE

        7. The terms of any option granted under this Plan shall make the option nontransferable by the optionee except by will or the laws of descent and distribution, and exercisable only by the optionee during his or her lifetime.

                          EXTENSION OF EXERCISE PERIOD

        8. The Committee as Plan Administrator shall have the full power and authority to extend the period of time for which any option granted under this Plan is to remain exercisable following the optionee's cessation of Employment or death from the limited period set forth in


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the Option Agreement to such greater period of time as the Committee shall deem appropriate; provided, however, that in no event shall such option be exercisable after the specified expiration date of the option term.

                             STOCK SUBJECT TO OPTION

        9.(a) The Corporation shall at all times during the term of this Plan reserve the number of shares of the voting common stock of the Corporation required to meet the requirements of this Plan, and shall pay all fees and expenses necessarily incurred by the Corporation in connection with the exercise of options under this Plan.

        (b) In the event of a stock split, reverse stock split, stock dividend, combination, or reclassification of the Corporation's stock, an appropriate and proportionate adjustment shall be made in the number of shares to which stock options may be granted. A corresponding change shall be made to the number and kind of shares, and the exercise price per share, of unexercised options.

                             TERMINATION OF SERVICE

        10.(a) An optionee's option shall expire three months after termination of that optionee's services to the Corporation, unless the reason for the cessation of services results from death or disability, subject to earlier termination pursuant to Paragraph 4 of this Plan. An optionee's option shall expire 12 months after termination of employment due to permanent and total disability, as defined in Internal Revenue Code Section 22(e)(3), subject to earlier termination pursuant to Paragraph 4 of this Plan. If an optionee should die while providing services, as defined herein, by the Corporation, or its parent, subsidiary, or successor as defined in Section 424 of the Internal Revenue Code, or within the three-month period after termination of services, the person to whom the optionee's rights pass by will or the laws of descent and distribution may exercise the option for any of the shares not previously exercised during Optionee's lifetime, within one year after the optionee's death, subject to earlier termination pursuant to Paragraph 4 of this Plan.

        (b) For the purposes of the foregoing provisions of this Section 10 and for all purposes under this Plan, the Optionee shall be deemed to remain in the "Service" of the Corporation for so long as such individual renders services on a periodic basis to the Corporation, or any parent or subsidiary corporation, in the capacity as an independent contractor, consultant or advisory Board member. Additionally, the Optionee shall be deemed to remain in the "Service" of the Corporation for so long as such individual has render services to fullness of contract or agreement between the Corporation, or any parent or subsidiary corporation.

             MERGER, CONSOLIDATION OR DISSOLUTION OF THE CORPORATION

        11.(a) Following the merger of one or more corporations into the Corporation, or any consolidation of the Corporation with one or more corporations in which the Corporation is the surviving corporation, the exercise of options under this Plan shall apply to the shares of the surviving corporation.

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        (b) Notwithstanding any other provision of this Plan, all options under
Plan shall terminate on the dissolution or liquidation of the Corporation, or on any merger or consolidation in which the Corporation is not the surviving corporation.

                               OTHER OPTION TERMS

        12. Any option granted pursuant to this Plan shall contain any other terms that the Board of Directors, the Corporation's legal counsel, or the Plan Administrator deems necessary.

                               STOCKHOLDER RIGHTS

        13. An optionee shall have none of the rights of a stockholder with respect to any shares covered by the option until such individual shall have exercised the option, paid the option price, and receives the Certificate of shares.

                               AMENDMENTS TO PLAN

        14. The Board of Directors of the Corporation shall have complete and exclusive power and authority to amend or modify the Plan in any or all respects whatsoever; provided, however, that no such amendment or modification shall, without the consent of the holders, adversely affect rights and obligations with respect to options at the time outstanding under the Plan. In addition, the Board shall not, without the approval of the Corporation's stockholders, (a) increase the maximum number of shares issuable under the Plan, except for permissible adjustments under Paragraph 13 herein; (b) materially modify the eligibility requirements for the grant of options under the Plan; or (c) otherwise materially increase the benefits accruing to participants under the Plan.

                                 USE OF PROCEEDS

        15. Any cash proceeds received by the Corporation from the sale of shares pursuant to options granted under this Plan shall be used by the Corporation for general corporate purposes.

                              REGULATORY APPROVALS

        16. The implementation of this Plan, the granting of any options hereunder, and the issuance of stock upon the exercise or surrender of any such option shall be subject to the procurement by the Corporation of all approvals and permits that may be required by regulatory authorities having jurisdiction over the Plan, the options granted under it and the stock issued pursuant to it.

                             EFFECTIVE DATE OF PLAN

        17. This Plan shall be effective on approval by the outstanding shares or unanimous written consent of the shareholders of the Corporation.